EXHIBIT 5.1

230 Park Avenue 11th Floor
New York, NY 10169-0079
(212) 818-9200
(212) 818-9606 (Fax)
51 John F. Kennedy Parkway
First Floor West
Short Hills, NJ 07078-2713
(973) 218-2509
(973) 218-2401 (Fax)
www.ssbb.com

Joseph Sierchio
Email: jsierchio@ssbb.com
Direct Dial: (212) 404-8765

October 18, 2017

RenovaCare, Inc.

430 Park Avenue

Suite 702

New York, New York 10022

Dear Sirs:

We have acted as counsel to RenovaCare, Inc., a Nevada corporation (the “Company”), in connection with: (i) a Registration Statement (as amended from time to time, referred to as the on Form S-3 (“Registration Statement”) which Registration Statement was declared effective by the Securities and Exchange Commission (the “Commission”) on May 17, 2017, under the Securities Act of 1933, as amended (the “Act”); (ii) a prospectus supplement dated October 18, 2017 (the “Prospectus Supplement”) to the prospectus which forms a part of the Registration Statement, relating to the public offering of 920,000 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”) pursuant to the Securities Purchase Agreement, dated August 16, 2017 (the “Purchase Agreement”), by and between the Company and the persons who are signatories thereto (the “Offering”).

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) The Company's Articles of Incorporation, as amended to date, (b) By-laws of the Company, as amended to date, (c) the Registration Statement and all exhibits thereto, (d) the Prospectus Supplement, and (e) the Purchase Agreement and all exhibits thereto. In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and their representatives and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

We are members of the Bar of the States of New York and New Jersey. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York, and the Chapter 78 of the Nevada Revised Statutes applicable to the Offering (the “NRS”) Accordingly, the opinions expressed herein are expressly limited to the federal laws of the United States of America, the laws of the State of New York and the NRS.

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Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

The Shares have been duly authorized by the Company, and when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on October 18, 2017, incorporated by reference into the Registration Statement, and to the use of our name as it appears under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

Satterlee Stephens LLP

/s/ Satterlee Stephens LLP

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